Exhibit 23.2

[NETHERLAND, SEWELL & ASSOCIATES, INC. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 (“Registration Statement”) of Rosetta Resources Inc. of information from our reserve report dated January 20, 2009, and all references to our firm included in or made a part of the Registration Statement and the prospectus (“Prospectus”) to which the Registration Statement relates and the Rosetta Resources Inc. Annual Report on Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us under the heading “Experts” contained in the Prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

May 13, 2009